   Exhibit 99.1

November 9, 2015

COMPANY CONTACT
FutureFuel Corp.
Paul M. Flynn
(314) 854-8385 www.futurefuelcorporation.com

FutureFuel Releases Third Quarter and Nine-Month 2015 Results

Reports Net Income of $4.9 Million or $0.11 per Diluted Share, and Adjusted EBITDA of $2.6 Million

Conference Call Begins at 9:00 A.M. Eastern Time on November 11, 2015

CLAYTON, Mo. (November 10, 2015) – FutureFuel Corp. (NYSE: FF) (“FutureFuel”), a manufacturer of custom and performance chemicals and biofuels, today announced financial results for the three and nine-months ended September 30, 2015.

Third Quarter 2015 Financial Highlights (all comparisons are with the third quarter of 2014)

●	Revenues were $107.1 million, up 4% from $103.1 million
●	Adjusted EBITDA was $2.6 million, down 84% from $15.9 million
●	Net income decreased to $4.9 million, or $0.11 per diluted share, from $11.5 million, or $0.26 per diluted share.

Nine Month 2015 Financial Highlights (all comparisons are with the first nine months of 2014)

●	Revenues were $265.7 million, up 5% from $253.4 million
●	Adjusted EBITDA was $24.7 million, down 24% from $32.7 million
●	Net income decreased to $16.8 million, or $0.38 per diluted share, from $23.1 million, or $0.53 per diluted share.

“We continue developing sales in our custom chemicals business to offset declines in our legacy bleach activator product. Contraction in energy and agricultural crop chemistry markets dampened some of our 2015 anticipated growth in our chemicals business exposed to these markets. Our contract extension with P&G provides terms for sales of NOBS at reduced volumes through 2018 and positions us to more actively pursue sales of this product to third parties.

“Biofuel sales benefited from increased sales volume of petroleum products offset by a reduction in selling price driven by the weakened renewable energy market, which tracked a global decline in fuel prices.

“Comparisons to third quarter of 2014 were also skewed by a contract termination payment of $8,816,000 recognized in third quarter of 2014, which did not recur in the current quarter,” said Paul Flynn, Executive Vice President of Business and Marketing for FutureFuel Chemical Company.

2015 Regular Cash Dividends

FutureFuel declared normal quarterly dividends of $0.06 per share for 2015. The remaining 2015 dividends will be paid in December.

Financial Overview and Key Operating Metrics

Financial and operating metrics, which include non-GAAP financial measures, include dollars in thousands, except per share amounts:

FutureFuel Corp.

Certain Financial and Operating Metrics

(Unaudited)

	Three months ended September 30, 2015	Three months ended September 30, 2014	Dollar Change	% Change
Revenues	$107,054	$103,135	$3,919	3.8%
Income from operations	$5,933	$18,175	$(12,242)	(67.4%)
Net income	$4,850	$11,451	$(6,601)	(57.6%)
Earnings per common share:
Basic	$0.11	$0.26	$(0.15)	(57.7%)
Diluted	$0.11	$0.26	$(0.15)	(57.7%)
Capital expenditures and intangibles (net of customer reimbursements and regulatory grants)	$996	$671	$325	48.4%
Adjusted EBITDA	$2,592	$15,902	$(13,310)	(83.7%)

	Nine months ended September 30, 2015	Nine months ended September 30, 2014	Dollar Change	% Change
Revenues	$265,739	$253,371	$12,368	4.9%
Income from operations	$19,887	$29,797	$(9,910)	(33.3%)
Net income	$16,774	$23,072	$(6,298)	(27.3%)
Earnings per common share:
Basic	$0.38	$0.53	$(0.15)	(28.3%)
Diluted	$0.38	$0.53	$(0.15)	(28.3%)
Capital expenditures and intangibles (net of customer reimbursements and regulatory grants)	$5,967	$5,790	$177	3.1%
Adjusted EBITDA	$24,745	$32,719	$(7,975)	(24.4%)

Third Quarter Financial and Business Summary

Revenues in the three months ended September 30, 2015 were $107,054 as compared to revenues for the three months ended September 30, 2014 of $103,135, an increase of 4%. This revenue increase resulted primarily from increased sales volume in the biofuels segment offset by lower biofuels sales prices and lower chemicals segment sales volume.

Revenues from the chemicals segment decreased 30% and accounted for 30% of total revenues in the third quarter of 2015 as compared to 44% in the third quarter of 2014. Within the chemicals segment, revenues for the three months ended September 30, 2015 changed as follows compared to the three months ended September 30, 2014: (i) custom chemicals revenues declined $13,968 and (ii) revenue from our performance chemicals increased $636. The decline in chemicals segment revenue was primarily attributed to the graphite powder contract termination payment of $8,816, which was recorded in revenue in the third quarter of 2014 and did not recur in 2015.

The decline in chemicals revenues was also impacted by the continued reductions in the sales of the bleach activator laundry additive sold to Procter & Gamble (“P&G”). On September 30, 2015, FutureFuel signed a contract amendment to extend sales of the bleach activator to P&G in reduced volumes and with adjusted pricing during 2015-2018. Additionally, FutureFuel acquired certain intellectual property rights related to the bleach activator product, which we anticipate will support sales of this product to other customers. As a result, to the extent such sales are realized, we anticipate reporting those sales as a component of our performance chemicals segment going forward.

Revenues from biofuels were $75,447, an increase of $17,251 from the third quarter of 2014, and accounted for 70% of total revenues in the third quarter of 2015 as compared to 56% in the third quarter of 2014. Revenues from biofuels benefited in the third quarter of 2015 from increased sales volume on common carrier pipelines, with such sales totaling $27,689 in the current quarter compared to $11,104 in the third quarter of 2014. Biofuels also experienced a slight increase in sales revenue of biodiesel and diesel blends in the current quarter as compared to the third quarter of 2014.

Net income for the quarter decreased 58% to $4,850, or $0.11 per diluted share, from $11,451, or $0.26 per diluted share, in the third quarter of 2014. This decrease was primarily due to the following after-tax items: (i) the above referenced contract termination payment, which did not recur in 2015, and (ii) an increase in cost of goods sold of $1,347 from adjustments in the carrying value of our inventory as determined utilizing the LIFO method of inventory accounting.

Nine Month Financial and Business Summary

Revenues in the nine months ended September 30, 2015 were $265,739 as compared to revenues for the nine months ended September 30, 2014 of $253,371, an increase of 5%.

Revenues from chemicals declined 9% and accounted for 37% of total revenues in the first nine months of both 2015, compared to 43% in the first nine months of 2014. Within the chemicals segment, revenues for the nine months ended September 30, 2015 changed as follows compared to the nine months ended September 30, 2014: (i) revenue from our custom chemicals declined $9,585 and (ii) revenues from performance chemicals increased $262. The decline in chemicals revenue was attributed to the graphite powder contract termination payment mentioned above. Custom chemicals revenue was impacted by continued declines in our bleach activator laundry additive business, which was offset by increased sales revenues from herbicide intermediates, antimicrobial intermediates, and fuel additive products. Performance chemicals sales revenue benefited from improved glycerin products sales, which were partially offset by declines in sales of polymer modifier products.

Revenues from biofuels were $167,238, a 15% increase from the first nine months of 2014, and accounted for 63% of total revenue as compared to 57% in the first nine months of 2014. Revenues from biofuels benefited primarily from increased sales volume on common carrier pipelines, with such sales increasing $46,650 in the first nine months of 2015 compared to the first nine months of 2014. Increased sales volumes of biodiesel and diesel blends were more than offset by a reduction in selling price driven by the weakened renewable energy market, which tracked a global decline in fuel prices.

Net income for the first nine months of 2015 decreased 27% to $16,774, or $0.38 per diluted share, from $23,072, or $0.53 per diluted share, in the first nine months of 2014, due primarily to the graphite powder contract termination payment that did not recur in the first nine months of 2015.

Capital Expenditures

Capital expenditures and intangibles were $7,437 in the first nine months of 2015, compared with $6,691 in the first nine months of 2014. FutureFuel was reimbursed for a portion of these expenditures by certain customers as summarized in the following table.

(Dollars in thousands)

	Nine months ended September 30:
	2015	2014
Cash paid for capital expenditures and intangibles	$7,437	$6,691
Cash received as reimbursement of capital expenditures	(1,470)	(901)
Cash paid, net of reimbursement, for capital expenditures	$5,967	$5,790

Cash and Cash Equivalents and Marketable Securities

Cash and cash equivalents and marketable securities totaled $247,434 as of September 30, 2015, compared with $211,799 as of December 31, 2014.

Conference Call and Webcast

A conference call and webcast will be held November 11, 2015 beginning at 9:00 a.m. Eastern Time (8:00 a.m. Central Time). To access the conference call, dial (877) 251-1860 for domestic callers in the U.S. and Canada or (224) 357-2386 for international callers. The webcast and supplemental slides will be available in the Investor Relations section of FutureFuel’s website at www.ir.futurefuelcorporation.com. The conference ID number is 63412069.

A replay of the call and webcast will begin approximately two hours after the live call has ended. The webcast replay will be available for 90 days under Events and Presentation in the Investor Relations section of FutureFuel’s website. The telephone replay will be available for 48 hours and may be accessed by dialing (855) 859-2056 for domestic callers or (404) 537-3406 for international callers and entering the conference ID number above.

About FutureFuel

FutureFuel is a leading manufacturer of diversified chemical products, specialty chemical products, and biofuel products. In its chemicals business, FutureFuel manufactures specialty chemicals for specific customers (“custom chemicals”) as well as multi-customer specialty chemicals (“performance chemicals”). FutureFuel’s custom chemicals product portfolio includes a bleach activator for a major detergent manufacturer, proprietary herbicide and intermediates for major life sciences companies, and chlorinated polyolefin adhesion promoters and antioxidant precursors for a major chemical company. FutureFuel’s performance chemicals product portfolio includes polymer (nylon) modifiers and several small-volume specialty chemicals for diverse applications. FutureFuel’s biofuels segment involves predominantly the production of biodiesel and sales of petroleum products on common carrier pipelines. Please visit www.futurefuelcorporation.com for more information.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements deal with FutureFuel’s current plans, intentions, beliefs, and expectations, and statements of future economic performance. Statements containing such terms as “believe,” “do not believe,” “plan,” “expect,” “intend,” “estimate,” “anticipate,” and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements. In addition, from time to time FutureFuel or its representatives have made or will make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that the company makes with United States Securities and Exchange Commission (the “SEC”), in press releases, or in oral statements made by or with the approval of one of FutureFuel’s authorized executive officers.

These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in FutureFuel’s Form 10-K Annual Report for the year ended December 31, 2014 and in its future filings made with the SEC. An investor should not place undue reliance on any forward-looking statements contained in this document, which reflect FutureFuel management’s opinions only as of their respective dates. Except as required by law, the company undertakes no obligation to revise or publicly release the results of any revisions to forward-looking statements. The risks and uncertainties described in this document and in current and future filings with the SEC are not the only ones faced by FutureFuel. New factors emerge from time to time, and it is not possible for the company to predict which will arise. There may be additional risks not presently known to the company or that the company currently believes are immaterial to its business. In addition, FutureFuel cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. If any such risks occur, FutureFuel’s business, operating results, liquidity, and financial condition could be materially affected in an adverse manner. An investor should consult any additional disclosures FutureFuel has made or will make in its reports to the SEC on Forms 10-K, 10-Q, and 8-K, and any amendments thereto. All subsequent written and oral forward-looking statements attributable to FutureFuel or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements contained in this document.

Non-GAAP Financial Measures

In this press release, FutureFuel used adjusted EBITDA as a key operating metric to measure both performance and liquidity. Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is not a substitute for operating income, net income, or cash flow from operating activities (each as determined in accordance with GAAP), as a measure of performance or liquidity. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP. FutureFuel defines adjusted EBITDA as net income before interest, income taxes, depreciation, and amortization expenses, excluding, when applicable, non-cash share-based compensation expense, public offering expenses, acquisition-related transaction costs, purchase accounting adjustments, loss on disposal of property and equipment, gains or losses on derivative instruments, other non-operating income or expense. Information relating to adjusted EBITDA is provided so that investors have the same data that management employs in assessing the overall operation and liquidity of FutureFuel’s business. FutureFuel’s calculation of adjusted EBITDA may be different from similarly titled measures used by other companies; therefore, the results of its calculation are not necessarily comparable to the results of other companies.

Adjusted EBITDA allows FutureFuel’s chief operating decision makers to assess the performance and liquidity of FutureFuel’s business on a consolidated basis to assess the ability of its operating segments to produce operating cash flow to fund working capital needs, to fund capital expenditures, and to pay dividends. In particular, FutureFuel management believes that adjusted EBITDA permits a comparative assessment of FutureFuel’s operating performance and liquidity, relative to a performance and liquidity based on GAAP results, while isolating the effects of depreciation and amortization, which may vary among its operating segments without any correlation to their underlying operating performance, and of non-cash stock-based compensation expense, which is a non-cash expense that varies widely among similar companies, and gains and losses on derivative instruments, whose immediate recognition can cause net income to be volatile from quarter to quarter due to the timing of the valuation change in the derivative instruments relative to the sale of biofuel.

A table included in this earnings release reconciles adjusted EBITDA with net income, the most directly comparable GAAP performance financial measure, and a table reconciles adjusted EBITDA with cash flows from operations, the most directly comparable GAAP liquidity financial measure.

FutureFuel Corp.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	September 30, 2015	December 31, 2014
Assets
Cash and cash equivalents	$176,547	$124,079
Accounts receivable, inclusive of BTC of $0 and $28,954, net of allowances for bad debt of $0 and $0 at September 30, 2015 and December 31, 2014, respectively	19,768	51,308
Inventory	34,372	45,353
Marketable securities	70,887	87,720
Other current assets	13,534	23,005
Total current assets	315,140	331,465
Property, plant and equipment, net	125,756	127,371
Other assets	4,875	2,652
Total noncurrent assets	130,631	130,023
Total Assets	$445,771	$461,488

Liabilities and Stockholders’ Equity
Accounts payable	$18,691	$33,298
Other current liabilities	14,156	18,789
Total current liabilities	32,847	52,087
Deferred revenue – long-term	16,559	15,927
Other noncurrent liabilities	30,677	34,465
Total noncurrent liabilities	47,236	50,392
Total Liabilities	80,083	102,479
Commitments and contingencies:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.0001 par value, 75,000,000 shares authorized, 43,712,388 and 43,722,388, issued and outstanding as of September 30, 2015 and December 31, 2014, respectively	4	4
Accumulated other comprehensive income	1,094	4,259
Additional paid in capital	278,592	277,652
Retained earnings	85,998	77,094
Total Stockholders’ Equity	365,688	359,009
Total Liabilities and Stockholders’ Equity	$445,771	$461,488

FutureFuel Corp.

Condensed Consolidated Statements of Operations and Comprehensive Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three months ended September 30:
	2015	2014
		(as reclassified)
Revenue	$107,054	$103,135
Cost of goods sold and distribution	98,379	82,263
Gross profit	8,675	20,872
Selling, general and administrative expenses	2,004	1,969
Research and development expenses	738	728
	2,742	2,697
Income from operations	5,933	18,175
Other income, net	977	1,410
Income before income taxes	6,910	19,585
Provision for income taxes	2,060	8,134
Net income	$4,850	$11,451

Earnings per common share
Basic	$0.11	$0.26
Diluted	$0.11	$0.26
Weighted average shares outstanding
Basic	43,460,449	43,361,123
Diluted	3,461,286	43,387,238

Comprehensive Income
Net income	$4,850	$11,451
Other comprehensive loss from unrealized net losses on available-for-sale securities, net of tax of $(799) in 2015 and of $(433) in 2014	(1,282)	(695)
Comprehensive income	$3,568	$10,756

FutureFuel Corp.

Condensed Consolidated Statements of Operations and Comprehensive Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Nine months ended September 30:
	2015	2014
		(as reclassified)
Revenue	$265,739	$253,371
Cost of goods sold and distribution	238,206	216,319
Gross profit	27,533	37,052
Selling, general and administrative expenses	5,523	4,956
Research and development expenses	2,123	2,299
	7,646	7,255
Income from operations	19,887	29,797
Other income, net	4,949	8,400
Income before income taxes	24,836	38,197
Provision for income taxes	8,062	15,125
Net income	$16,774	$23,072

Earnings per common share
Basic	$0.38	$0.53
Diluted	$0.38	$0.53
Weighted average shares outstanding
Basic	43,418,243	43,352,552
Diluted	43,424,423	43,395,566

Comprehensive Income
Net income	$16,774	$23,072
Other comprehensive (loss)/income from unrealized net (losses)/gains on available-for-sale securities, net of tax of $(1,973) in 2015 and of $656 in 2014	(3,165)	1,052
Comprehensive income	$13,609	$24,124

FutureFuel Corp.

Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2015 and 2014

(Dollars in thousands)

(Unaudited)

	Nine months ended September 30:
	2015	2014
Cash flows provided by operating activities
Net income	$16,774	$23,072
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,476	6,722
Amortization of deferred financing costs	72	-
(Benefit)/provision for deferred income taxes	(6,569)	2,132
Change in fair value of derivative instruments	1,755	1,923
Other than temporary impairment of marketable securities	606	-
Impairment of fixed assets	-	247
Gain on the sale of marketable securities	(1,808)	(2,900)
Stock based compensation	1,431	980
Losses on disposals of fixed assets	168	15
Noncash interest expense	20	19
Changes in operating assets and liabilities:
Accounts receivable	30,367	(4,870)
Accounts receivable – related parties	1,141	4,504
Inventory	10,981	(17,020)
Income tax receivable	10,435	3,536
Prepaid expenses	1,279	1,608
Prepaid expenses – related party	(35)	-
Accrued interest on marketable securities	13	118
Other assets	(310)	(3,012)
Accounts payable	(11,697)	5,429
Accounts payable – related parties	(2,910)	8,060
Accrued expenses and other current liabilities	1,855	(1,444)
Accrued expenses and other current liabilities – related parties	321	96
Deferred revenue	988	(2,729)
Other noncurrent liabilities	(2,431)	-
Net cash provided by operating activities	59,922	26,486
Cash flows from investing activities
Collateralization of derivative instruments	(3,832)	(4,465)
Purchase of marketable securities	(32,952)	(30,312)
Proceeds from the sale of marketable securities	45,849	32,945
Proceeds from the sale of fixed assets	-	3
Expenditures for intangible assets	(1,408)	-
Capital expenditures	(6,029)	(6,691)
Net cash provided by (used in) investing activities	1,628	(8,520)
Cash flows from financing activities
Minimum tax withholding on stock options exercised	(120)	(175)
Excess tax benefits associated with stock options	(371)	59
Deferred financing costs	(721)	-
Payment of dividends	(7,870)	(15,681)
Net cash used in financing activities	(9,082)	(15,797)
Net change in cash and cash equivalents	52,468	2,169
Cash and cash equivalents at beginning of period	124,079	86,463
Cash and cash equivalents at end of period	$176,547	$88,632

Cash paid for interest	-	-
Cash paid for income taxes	$13,377	$7,000

The accompanying notes are an integral part of these financial statements.

FutureFuel Corp.

Reconciliation of Non-GAAP Financial Measure to Financial Measure

(Dollars in thousands)

(Unaudited)

Reconciliation of Adjusted EBITDA to Net Income

	Three months ended September 30:		Nine months ended September 30:
	2015	2014	2015	2014
Adjusted EBITDA	$2,592	$15,902	$24,745	$32,719
Depreciation and amortization	(2,640)	(2,195)	(7,548)	(6,722)
Non-cash stock-based compensation	(477)	(776)	(1,431)	(980)
Interest and dividend income	1,336	1,432	4,008	5,369
Interest expense	(42)	(6)	(91)	(19)
Losses on disposal of property and equipment	(46)	(11)	(168)	(15)
Gains on derivative instruments	6,456	5,239	4,119	4,945
(Losses)/gains on marketable securities	(269)	-	1,202	2,900
Income tax expense	(2,060)	(8,134)	(8,062)	(15,125)
Net income	$4,850	$11,451	$16,774	$23,072

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities

	Nine months ended September 30:
	2015	2014
Adjusted EBITDA	$24,745	$32,719
Amortization of deferred financing costs	(72)	-
(Provision)/benefit from deferred income taxes	(6,569)	2,132
Impairment of fixed assets	-	247
Interest and dividend income	4,008	5,369
Income tax expense	(8,062)	(15,125)
Gains on derivative instruments	4,119	4,945
Change in fair value of derivative instruments	1,755	1,923
Changes in operating assets and liabilities, net	39,997	(5,724)
Other	1	-
Net cash provided by operating activities	$59,922	$26,486

FutureFuel Corp.

Condensed Consolidated Segment Income

(Dollars in thousands)

(Unaudited)

	Three months ended September 30:		Nine months ended September 30:
	2015	2014	2015	2014
Revenues:
Custom chemicals	$26,665	$40,633	$84,624	$94,206
Performance chemicals	4,942	4,306	13,880	13,618
Chemicals Revenues	31,607	44,939	98,501	107,824
Biofuels Revenues	75,447	58,196	167,238	145,547
Total Revenues	$107,054	$103,135	$265,739	$253,371

Segment gross profit:
Chemicals	$7,294	$17,824	$28,159	$33,989
Biofuels	1,381	3,048	(626)	3,063
Total gross profit	8,675	20,872	27,533	37,052
Corporate expenses	(2,742)	(2,697)	(7,646)	(7,255)
Income before interest and taxes	5,933	18,175	19,887	29,797
Interest and other income	1,336	1,432	5,210	8,419
Interest and other expense	(359)	(22)	(261)	(19)
Provision for income taxes	(2,060)	(8,134)	(8,062)	(15,125)
Net income	$4,850	$11,451	$16,774	$23,072

Depreciation is allocated to segment costs of goods sold based on plant usage. The total assets and capital expenditures of FutureFuel have not been allocated to individual segments as large portions of these assets are shared to varying degrees by each segment, causing such an allocation to be of little value.

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